EMPLOYMENT AGREEMENT

THIS AGREEMENT entered into this 29th day of June, 1996, among First
Federal Savings and Loan Association of Bloomington (the "Association"), Eagle BancGroup, Inc. (the "Holding Company") and Donald L. Fernandes (the "Employee") in connection with the Association's conversion from mutual to stock form and simultaneous holding company formation (the "Conversion").

WHEREAS, the Employee has heretofore been employed by the Association as President and Chief Executive Officer and is experienced in all phases of the business of the Association; and

WHEREAS, upon completion of the Conversion the Holding Company will be a public company; and

WHEREAS, the parties desire by this writing to set forth the continued employment relationship of the Employee;

NOW THEREFORE, it is AGREED as follows:

1.	Employment.  The Employee is employed as the President and Chief
Executive Officer of the Association and the Holding Company. The Employee shall render administrative and management services to the Association and the Holding Company such as are customarily performed by persons situated in a similar executive capacity. He shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Association and the Holding Company. The Employee's other duties shall be such as the Board of Directors of the Association and the Holding Company may from time to time reasonably direct, including normal duties as an officer of the Association and the Holding Company.

2.	Base Compensation.  The Association and the Holding Company agree to pay the Employee during the term of this Agreement a salary at the rate of $100,000 per annum, payable in cash not less frequently than twice monthly. Such rate of salary, or increased rate of salary, if any as the case may be, shall be reviewed by the Board of Directors of the Association and the Holding Company no less often than annually. Any increase in the Employee's rate of salary shall have the effect of amending this Section 2 to provide that the Employee's Base Compensation shall equal such increased rate of salary.

3.	Discretionary Bonuses.  The Employee shall be entitled to
participate in an equitable manner with all other key management personnel of the Association and the Holding Company in discretionary bonuses authorized and declared by the Board of Directors of the Association and the Holding Company to its key management employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee's right to participate in such discretionary bonuses when and as declared by the Board of Directors of the Association and the Holding Company. Any such bonus shall take into account the Association's and the Holding Company's current financial condition, operations and the Board of Directors' evaluation of the performance of the Employee.

4.	(a)	Participation in Retirement and Medical Plans.  The Employee
shall be entitled to participate in any plan of the Association and the Holding Company relating to pension, profit-sharing, or other retirement benefits and medical coverage or reimbursement plans that the Association and the Holding Company may adopt for the benefit of its employees.
                                  -Page 44-

(b)	Employee Benefits; Expenses.  The Employee shall be eligible to participate in any fringe benefits that may be or become applicable to the Association's and the Holding Company's executive employees, including participation in a stock option or incentive plan adopted by the Board of Directors, and any other benefits that are commensurate with the responsibilities and functions to be performed by the Employee under this Agreement. The Association and the Holding Company shall reimburse Employee for all reasonable, ordinary and necessary out-of-pocket expenses that Employee shall incur in connection with his services for the Association and the Holding Company.

5.	Term.  The term of employment under this Agreement shall be for a
36 month period commencing June 29, 1996 and ending June 28, 1999. The said 36 month period of employment may be extended for an additional 12 full calendar months by action of the Board of Directors of the Association and the Holding Company sixty (60) days prior to June 28, 1997, and 60 days prior to each succeeding June 28 thereafter, respectively.

6.	Loyalty; Noncompetition.

(a)	The Employee shall devote his full time and best efforts to
the performance of his employment under this Agreement. During the term of this Agreement, the Employee shall not, at any time or place, either directly or indirectly, engage in any business or activity in competition with the business affairs or interests of the Association or the Holding Company or be a director, officer or employee of or consultant to any bank, savings association, credit union or similar financial institution in McLean County and all other counties in which the Association has a full-service facility.

(b)	Upon termination of this Agreement for any reason other than the reasons set forth in paragraph 9 of this Agreement, for a period of one year from the termination of this Agreement, the Employee shall not at any time or place, either directly or indirectly, engage in any business or activity in competition with the business affairs or interests of the Association or the Holding Company or be a director, officer or employee of or consultant to any bank, savings association, credit union or similar financial institution in McLean County and all other counties in which the Association has a full-service facility.

(c)	Nothing in the foregoing subparagraphs in this paragraph 6
shall apply to subsidiaries and affiliates or shall be determined to prevent or limit the right of Employee to invest in the capital stock or other securities of any business dissimilar from that of the Association and the Holding Company or solely as a passive investor in any business.

(d)	Directly or indirectly engaging in any business or activity
in competition with the business affairs or interests of the Association or the Holding Company shall include engaging in business as owner, partner, agent or employee of any person, firm or corporation engaged in such business individually or as beneficiary by interest in any partnership, corporation or other business entity or in being interested directly or indirectly in any such business conducted by any person, firm or corporation.

(e)	In the event of violation by Employee of this Agreement for
loyalty and noncompetition, the Employee will be subject to damages and because of the relationship of employer and employee, it is hereby agreed injunctive relief is necessary for the Association and the Holding Company to enforce these provisions of the Agreement to protect their business and good will.
                                  -Page 45-
7.	Standards.  The Employee shall perform his duties under this
Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the Boards of Directors of the Association and the Holding Company. The Employee shall be subject to an annual performance review on or about each anniversary of this Agreement, to be performed by the Board of Directors of the Association or the Holding Company, or a committee appointed by such Board of Directors, to determine that his performance is in compliance with these standards.

8.	Vacation and Sick Leave.  At such reasonable times as the Board of
Directors of the Association and the Holding Company shall in their discretion permit, the Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time; provided that:

(a)	The Employee shall be entitled to any annual vacation in
accordance with the policies as periodically established by the Board of Directors of the Association and the Holding Company for senior management officials of the Association and the Holding Company.

(b)	The timing of vacations shall be scheduled in a reasonable
manner by the Employee. The Employee shall not be entitled to receive any additional compensation from the Association or the Holding Company on account of his failure to take a vacation; nor shall he be entitled to accumulate unused vacation from one fiscal year to the next except to the extent authorized by the Board of Directors of the Association and the Holding Company for senior management officials of the Association and the Holding Company, respectively.

(c)	In addition to the aforesaid paid vacations, the Employee
shall be entitled without loss of pay, to absent himself voluntarily from the performance of his employment with the Association and the Holding Company for such additional period of time and for such valid and legitimate reasons as the Board of Directors of the Association and the Holding Company in their discretion may determine. Further, the Board of Directors of the Association and the Holding Company shall be entitled to grant to the Employee a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as such Boards in their discretion may determine.

(d)	In addition, the Employee shall be entitled to an annual
sick leave as established by the Board of Directors of the Association and the Holding Company for senior management officials of the Association and the Holding Company, respectively. In the event any sick leave time shall not have been used during any year, such leave shall accrue to subsequent years only to the extent authorized by the Board of Directors of the Association and the Holding Company. Upon termination of his employment, the Employee shall not be entitled to receive any additional compensation from the Association or the Holding Company for unused sick leave.

9.	Termination and Termination Pay.

This Agreement shall be terminated upon the following occurrences:

(a)	The death of the Employee during the term of this Agreement, in which event the Employee's estate shall be entitled to receive the compensation due the Employee through the last day of the calendar month in which his death shall have occurred.
                                  -Page 46-
(b)	This Agreement may be terminated at any time by a decision
of the Board of Directors of the Association or the Holding Company for conduct not constituting termination for "Just Cause," or by the Employee upon sixty (60) days written notice to the Association or the Holding Company, as the case may be. In the event this Agreement is terminated by the Board of Directors of the Association or the Holding Company without Just Cause, the Association and the Holding Company shall be obligated to continue to pay the Employee a severance payment equal to the remaining amount due under this Agreement. In the event this Agreement is terminated by the Employee, the compensation and benefits will be terminated upon the effective date of the employment termination or as may otherwise be determined by the Board of Directors of the Association and the Holding Company.

(c)	The Association and the Holding Company reserve the right to terminate this Agreement at any time for Just Cause. Termination for "Just Cause" shall mean termination for personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than a law, rule or regulation relating to a traffic violation or similar offense), final cease-and-desist order, termination under the provisions of subparagraphs (d) and (e) below, or material breach of any provision of this Agreement. If this Agreement is terminated for Just Cause, the Association and the Holding Company shall only be obligated to continue to pay the Employee his salary up to the date of termination.

(d)	(i)	If the Employee is suspended and/or temporarily
prohibited from participating in the conduct of the Association's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act ("FDIA") (12 U.S.C. 1818(e)(3) and
(g)(1)), the Association's obligations under the Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Association may in its discretion (a) pay the Employee all or part of the compensation withheld while its contract obligations were suspended and (b) reinstate (in whole or in part) any of its obligations that were suspended.

(ii)	If the Employee is removed and/or permanently
prohibited from participating in the conduct of the Association's affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(4) or (g)(1)), all obligations of the Association under the Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(e)	If the Association is in default (as defined in Section
3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the parties hereto.

(f)	All obligations under this Agreement may be terminated,
except to the extent determined that continuation of the Agreement is necessary for the continued operations of the Association (i) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee at the time the Federal Deposit Insurance Corporation or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Association under the authority contained in Section 13(c) of the FDIA or
(ii) by the Director, or his or her designee at the time the Director or such designee approves a supervisory merger to resolve problems related to
                                  -Page 47-
operation of the Association or when the Association is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(g)	If, at any time after the date hereof a "Change of Control"
(as hereinafter defined) occurs and within one year thereafter (i) the Holding Company or the Association, or their successors or assigns, terminate the Employee's employment for any reason other than for Just Cause (as defined in Paragraph 9(c)), or (ii) the Employee terminates his employment for good reason (as defined in Paragraph 9(h)), then the Association and the Holding Company shall pay to the Employee the following:

(i)	The Association shall promptly pay to the Employee an
amount equal to the product of 2.99 times the Employee's "Base Amount" as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended, provided, however, that in no event shall said sum be paid to the extent that payments under this paragraph would cause the Association to fail to meet its minimum capital requirements as established by the Office of Thrift Supervision. Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulation promulgated thereunder.

(ii)	During the period of 24 calendar months beginning with
the event of termination, the Employee, his dependents, beneficiaries and estate shall continue to be covered under all employee benefit plans of the Association and the Holding Company, including, but not limited to, any pension or retirement plan, stock incentive plan, life insurance and health insurance as if the Employee was still employed during such period under this Agreement.

(iii)	If and to the extent that benefits or service credit
for benefits provided by paragraph 9(g)(ii) shall not be payable or provided under any such plans covered by paragraph 9(g)(ii) by reason of his no longer being an employee of the Association or the Holding Company as a result of termination of employment, the Association and the Holding Company shall themselves pay or provide for payment of such benefits and service credit for benefits to the Employee, his dependents, beneficiaries or estate. Any such payment relating to retirement shall commence on a date selected by the Employee which must be a date on which payments under the Association's or the Holding Company's qualified pension plan or successor plan may commence.

(iv)	(a)	Anything in this Agreement to the contrary
notwithstanding, it is the intention of the Association, the Holding Company and the Employee that no portion of any payment under this Agreement, or payments to or for the benefit of the Employee under any other agreement or plan, be deemed to be an "Excess Parachute Payment" as defined in Section 280G of the Code, or its successors. It is agreed that the present value of and payments to or for the benefit of the Employee in the nature of compensation, receipt of which is contingent on occurrence of a Change of Control, and to which Section 280G of the Code applies (in the aggregate "Total Payments") shall not exceed an amount equal to one dollar less than the maximum amount that the Association and Holding Company may pay without loss of deduction under Section 280G(a) of the Code. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code. Within sixty (60) days following the
                         -Page 48-
earlier of (i) the giving of the notice of termination of employment or (ii) the giving of notice by the Association or the Holding Company to the Employee of its belief that there is a payment or benefit due the Employee which will result in an excess parachute payment as defined in Section 280G of the Code, the Employee, the Association and the Holding Company, at the Association's or Holding Company's expense, shall obtain the opinion of the Association's and the Holding Company's public accounting firm (the "Accounting Firm"), which opinion need not be unqualified, which sets forth: (i) the amount of the Base Period Income of the Employee (as defined in Code Section 280G), (ii) the present value of Total Payments and (iii) the amount and present value of any excess parachute payments. In the event that such opinion determines that there would be an excess parachute payment, the payment hereunder shall be modified, reduced or eliminated as specified by the Employee in writing delivered to the Association or Holding Company within thirty (30) days of his receipt of such opinion or, if the Employee fails to so notify the Association or Holding Company, then as the Association or Holding shall reasonably determine, so that under the bases of calculation set forth in such opinion there will be no excess parachute payment. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section shall be of no further force or effect.

(b)	In the event that the Accounting Firm is serving
as accountant or auditor for the individual, entity or group effecting the Change of Control, the Employee shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm under this Section 9(g)(iv)). All fees and expenses of the Accounting Firm shall be borne solely by the Association or Holding Company. Any determination by the Accounting Firm shall be binding upon the Association, the Holding Company and the Employee.

(v)	The Association and the Holding Company shall pay all
legal fees and expenses which the Employee may incur as a result of the Association's or the Holding Company's contesting the validity or enforceability of this Agreement, provided that the Employee is the prevailing party in such contest or that any dispute may otherwise be settled in favor of the Employee. The Employee shall be entitled to receive interest thereon for the period of any delay in payment from the date such payment was due at the rate determined by adding two hundred basis points to the six month Treasury Bill rate.

(vi)	The Employee shall not be required to mitigate the
amount of any payment provided for in this Agreement by seeking other employment or otherwise nor shall any amounts received from other employment or otherwise by the Employee offset in any manner the obligations of the Association or the Holding Company hereunder.

(h)	For purposes of this Agreement, "good reason" shall exist
if, without the Employee's express written consent, (i) the Employee is assigned new duties involving a material amount of the Employee's time that are not of an executive or supervisory nature or do not involve the level of responsibility generally comparable to responsibilities of the Employee's duties prior to the Change of Control; (ii) the Employee's duties and responsibilities are substantially reduced from those of the Employee's
                                  -Page 49-
present position, excluding reductions that are a normal consequence of the Holding Company ceasing to be widely or publicly owned; (iii) there occurs any material reduction in the Employee's aggregate compensation, incentive and benefit package in effect at the time of the Change of Control, excluding (in the case of an incentive or benefit package whose benefits are proportionate to the performance of the Employee, the Association or the Holding Company) reductions in benefits resulting from diminished performance of the Employee, the Association or the Holding Company; or (iv) the Employee is an officer of the Association or the Holding Company at the time of the Change of Control and thereafter the Holding Company shall require the Employee to perform services outside of a forty-mile radius of the Association's offices at which the Employee is currently based except for travel on the Association's or the Holding Company's business that the Association or the Holding Company reasonably requires.

10.	Change of Control.  Paragraph 9(g) shall become operative
upon the occurrence of a "Change of Control" of the Holding Company (or the Association). A "Change of Control" shall be deemed to have occurred if at any time during the period of employment of the Employee set forth in paragraph 5 of this Agreement:

(i)	Any person becomes the beneficial owner, directly or
indirectly, of 25% or more of the outstanding shares of any class of voting stock issued by the Holding Company; or any person (other than the Holding Company) becomes the beneficial owner, directly or indirectly, of 25% or more of the outstanding shares of any class of voting stock issued by the Association;

(ii)	Any person becomes the beneficial owner, directly or
indirectly, of 10% or more, but less than 25%, of the outstanding shares of any class of voting stock issued by the Holding Company, if such beneficial ownership constitutes or will constitute control of the Holding Company for regulatory purposes; or any person (other than the Holding Company) becomes the beneficial owner, directly or indirectly, of 10% or more, but less than 25%, of the outstanding shares of any class of voting stock issued by the Association, if such beneficial ownership constitutes or will constitute control of the Association for regulatory purposes;

(iii)	Any person (other than the persons named as proxies
solicited on behalf of the Board of Directors of the Holding Company) holds revocable or irrevocable proxies as to the election or removal of a majority or more of the directors of the Holding Company, or for 25% or more of the total number of voting shares of the Holding Company;

(iv)	The OTS or other appropriate regulatory authority has
given the required approval of non-objection to the acquisition of control of the Holding Company by any person; or the OTS or other appropriate regulatory authority has given the required approval of non-objection to the acquisition of control of the Association by any person (other than the Holding Company);

(v)	During any period of 24 consecutive months,
individuals who at the beginning of such period constitute the Association's and the Holding Company's Board of Directors cease for any reason to constitute at least a majority of the Board of the Association or the Holding Company, as the case may be, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors of the Association or the Holding
                               -Page 50-
Company, as the case may be, representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or

(vi)	Any person acquires substantially all of the assets
and assumes substantially all of the liabilities of the Company or First
Federal.

A person shall be deemed a beneficial owner as that term is used in Section 13(d)(3) under the Securities Exchange Act of 1934, as amended (as in effect on the date hereof). No "Change of Control" shall be deemed to have taken place solely by reason of the Holding Company owning stock in its wholly-owned subsidiaries.

11.	Expenses to Enforce Agreement.  In the event any dispute shall arise between the Employee and the Association or the Holding Company as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or arbitration proceedings, including any action taken by Employee in defending against any action taken by the Association or the Holding Company, the prevailing party shall be reimbursed for all costs and expenses, including reasonable attorney's fees, arising from such dispute, proceedings or actions. Such reimbursement shall be paid within 10 days of the furnishing to the non-prevailing party of written evidence, which may be in the form of a canceled check or receipt, among other things, of any costs or expenses incurred by the prevailing party. Any such request for reimbursement shall be made no more frequently than at 60-day intervals.

12.	Successor and Assigns.

(a)	This Agreement shall inure to the benefit of and be binding
upon any corporate or other successor of the Association or the Holding Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Association or the Holding Company.

(b)	Since the Association is contracting for the unique and
personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Association and the Holding Company.

13.	Amendments.  No amendments or additions to this Agreement shall be binding unless in writing and signed by the parties hereto, except as herein otherwise provided.

14.	Applicable Law.  This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of Illinois, except to the extent that Federal law shall be deemed to apply. This Agreement is intended to comply with the requirements of 12 C.F.R. 563.39 and to the extent it conflicts with the provisions of that Section, 563.39 shall control.

15.	Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
                               -Page 51-

IN WITNESS HEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

FIRST FEDERAL SAVINGS AND LOAN
	ASSOCIATION OF BLOOMINGTON
By: /s/ Gerald A. Bradley

EAGLE BANCGROUP, INC.
By: /s/ Gerald A. Bradley

ATTEST:
/s/ Louis F. Ulbrich

WITNESS:
/s/ Larry C. McClellan

                                          /s/ Donald L. Fernandes
                                         	Employee
                               -Page 52-